EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 001-37795) pertaining to the Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan and the Park Hotels & Resorts Inc. 2017 Stock Plan for Non-Employee Directors of our reports dated March 1, 2018, with respect to the consolidated financial statements and schedule of Park Hotels & Resorts Inc., and the effectiveness of internal control over financial reporting of Park Hotels & Resorts Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Tysons, Virginia

March 1, 2018